UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Soliciting Material Under Rule 14a-12

DWS GLOBAL COMMODITIES STOCK FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
SCOTT FRANZBLAU
ROBERT FERGUSON
NEIL CHELO
MATTHEW S. CROUSE
ROBERT H. DANIELS
GREGORY R. DUBE
GERALD HELLERMAN
RICHARD A. RAPPAPORT
WILLIAM J. ROBERTS
ROBERT A. WOOD
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the next meeting of stockholders (the “Annual Meeting”) of DWS Enhanced Commodity Strategy Fund, Inc. (the “Fund”).  Western Investment filed a preliminary proxy statement with the SEC with regard to the Annual Meeting on May 28, 2010.

Item 1:  Investor Presentation, dated June 7, 2010.

Western Investment LLC

DWS ENHANCED COMMODITY STRATEGY FUND, INC.

"Annual" Meeting of Stockholders

June 28, 2010

538316

Western Investment LLC

Ethical Activism

- We are investors specializing in investing in closed-end funds and have proven over many years to be ethical activist investors for all stockholders. We have taken a stance in connection with 32 issuers since 2004.
- All completed activism situations resulted in significant pro-stockholder action by the issuer. In every situation, the same result was available to all stockholders. We did not benefit in any way except as a stockholder, we have never accepted any fees nor did we accept "greenmail" or participate in any transaction not available to all other stockholders.
- We are proud of our public record, and proud of the role we have played in creating value for stockholders.

2

Western Investment LLC

Ethical Activism

- Western has investments in numerous funds managed or controlled by Deutsche Investment Management Americas Inc. and its affiliates ("Deutsche").
- We believe that Deutsche is taking advantage of stockholders in its closed end funds, and in this Fund in particular.
- Deutsche is maximizing its own benefits at stockholders' expense.
- We are committed to doing something about it, and are fighting to end Deutsche's management of closed-end funds where it has an absolute majority requirement for the election of directors.

3

Western Investment LLC

Doing Something About It

- Western and its affiliates own approximately 19% of the outstanding shares of the Fund.
- We are the Fund's largest stockholder.
- We seek your support to elect our 8 highly qualified, independent, engaged and effective nominees to the Fund's 12 member board.
- We believe Deutsche has clearly demonstrated that they should not be managing any closed end funds where they have maintained control of the board by using the absolute majority vote rule to block shareholders.
- Vote the GOLD proxy FOR our proposal to terminate their Management Agreement with the Fund.

4

Our Objectives

- Eliminate Deutsche's punitive 1% exit fee to be charged to holders who leave the reorganized fund within the first year. Disagreement with a changed investment strategy *never voted on by stockholders* should not be punishable offense.
- Put control of the Fund in the hands of its owners, the stockholders rather than the conflicted, compromised and ineffectual current directors.
- Terminate the Fund's Management Agreement with Deutsche.
- Return stockholders' capital through a cost-effective program of immediate tender offers and an orderly liquidation of the Fund.

5

Stockholders Own The Fund
Stockholders Should Control It

- We believe Deutsche has amply demonstrated that it is unfit to manage closed-end funds – especially this one.
- The Board's nominees, all current directors, each serve on the boards of over 125 other funds in the Deutsche fund complex. Average tenure with Deutsche: 13.5 years.
- Each collects "director fees" of at least $240,000 per year for their service to Deutsche.
- With directors' support, Deutsche collects a steady stream of fee income from stockholders in the Fund and, if the Merger is completed, that income will continue.
- We believe Fund's Board is effectively working for Deutsche, NOT for you. Help us put an end to the abuse.

6

Stockholders Own The Fund
Stockholders Should Control It

- Fund directors have abused the corporate machinery, and have tested the limits of governance to do so:
- Ignored an almost 2 to 1 vote against them and for Western's nominees at the 2008 annual meeting.
- Refused to supply Western with a shareholder list in 2009 when we wanted to contact our fellow investors. Only released after we sued.
- Failed to hold annual meeting in 2009.
- The last election was 19 months ago - and counting.
- Maintained the absolute majority requirement for election to the Board.
- Opted into the MCSAA.
- In early 2009 we sent a letter to the Board asking them to follow the obvious will of the stockholders voiced at the 2008 annual meeting and seat our director nominees. (See appendix)
- Also in March 2010 we wrote them a letter, (Appendix to this presentation), asking them to drop the absolute majority for the 2009 meeting or face another failed election. They chose not to hold an annual meeting instead.

7

Stockholders Own The Fund
Stockholders Should Control It

- The Fund has an absolute majority voting standard requiring the vote of an absolute majority of the outstanding shares for the election of a director.
- By-law protects directors' relationship with Deutsche but does nothing to protect Fund stockholders. It simply serves to keep Deutsche and its derelict board on the gravy train.
- A bill passed in the United States Senate and currently in committee would revise the SEC rules to require that issuers maintain a plurality vote standard in contested elections or otherwise face delisting.
- (Please see Appendix A for relevant text).

8

Stockholders Own The Fund
Stockholders Should Control It

- The absolute majority vote required for the election of a director to the Fund's Board has drawn criticism from Andrew Donohue, the SEC's Director of the Division of Investment Management who, in a speech in November 2009, noted that it "amounts to an anti-takeover device that keeps the existing board in place."
- Incredibly, some of the Fund's sister funds in the Deutsche complex provide that if no one meets the absolute majority vote threshold, the incumbents up for election retain their seats for another full three year term. (Mr. Donohue's statements represent his own views and not necessarily the views if the SEC, indivual commissioners or his colleagues on the SEC staff.) This was the case with DHG, where Western won the election but lost the war – our nominees received more votes than Deutsche's, but the Deutsche directors are set for another full term.

9

What Kind of Corporate Culture Condones Repeated Violations of Securities Law?

- The current directors have continued support for the retention of Deutsche as the Fund's advisor despite repeated censure from the SEC, run-ins with other regulatory bodies and shareholder lawsuits.
- They have run afoul of the SEC and other regulatory bodies multiple times. Since 2003, Deutsche Asset Management has been the subject of no less than three SEC censures for serious violations:
- Illegal mutual fund market timing practices,
- Concealing trade steering and favorable commission arrangements with favored brokers,
- Essentially trading its "proxy" votes for banking business.

10

What Kind of Corporate Culture Condones Repeated Violations of Securities Law?

- Deutsche's self-interested actions have resulted in, among other things:
- A $250 million agreement with the NYS Attorney General to compensate those injured by its market-timing activities.
- Numerous civil suits related to market-timing.
- Suit re failure to disclose risks in liquidated funds (SRQ and SRO) which lost 88 and 95% of value and were likely facing a losing shareholder vote.
- Suit and settlement with the SEC re auction rate securities.
- West Virginia Securities Commission "cease and desist" order re auction rate securities.

11

Stockholders Own The Fund
Stockholders Should Control It

- Board's "circle the wagons" anti-stockholder attitude harms stockholders.
- They have opted into the Maryland Control Share Acquisition Act (MCSAA) which bars any stockholder from voting more than 10% of the outstanding shares and limits ownership.
- Andrew Donahue, the SEC's Director of the Division of Investment Management stated that opting into the MCSAA "may be inconsistent with federal law and not in the best interest of the fund and its shareholders.
- "In my view, a provision which denies a shareholder deemed to posses 'control shares' the right to vote those shares constitutes a denial of voting rights and may violate the fundamental requirement that every share of the fund's stock be voting stock."
- The MCSAA's sole purpose is entrenchment. Western has commenced litigation against its application to our 19% stake in the Fund.

12

Stockholders Own The Fund
Stockholders Should Control It

The "Reorganization"

- Single purpose: enables Deutsche to continue its income stream from the Fund's assets.
- Current directors authorized it, and Fund stockholders are already paying its considerable costs - legal, printing, postage and solicitation - for a transaction that clearly benefits Deutsche, not stockholders.
- **Stockholders exiting the reorganized Fund in the first year will be hit with a punitive 1% fee.**
- **We see no reason for a fee that punishes holders who may not agree with the new investment objective of the Fund, which was changed without their consent.**

13

Stockholders Own The Fund
Stockholders Should Control It

DUMP DEUTSCHE.

- Checkered regulatory history.
- Instituted absolute majority vote at other Deutsche closed end funds without a shareholder vote.
- Ignored the result of the 2008 vote that Western's nominees won by a vote of 64% to 36%. (See Appendix B)
- Outright refusal, until sued by Western, to call a meeting and allow the Fund's stockholder's to vote on directors.
- Refusal to provide a shareholder list until Western commenced Object of numerous shareholder lawsuits.
- Persistent discount to NAV.
- Ineffective and compromised board.
- **Help us dump them**.

14

Our Nominees

- Highly Qualified
- Professional
- Accomplished
- Experienced

15

Neil Chelo

is currently the Director of Research of Benchmark Plus Management, L.L.C. (“BPM”), the managing member of each of Benchmark Plus Partners, L.L.C. (“BPP”) and Benchmark Plus Institutional Partners, L.L.C. (“BPIP”). Prior to serving as Director of Research, Mr. Chelo served as a senior analyst at BPM. BPP and BPIP are each in the business of acquiring, holding and disposing of investments in various companies. Prior to joining BPM, Mr. Chelo served as a portfolio manager and trader at Rampart Investment Management Company, an asset manager specializing in derivative strategies. Mr. Chelo received his Bachelor of Science in Finance and his Master of Science in Finance from Bentley College. Additionally, Mr. Chelo has been awarded the Chartered Financial Analyst (CFA), Chartered Alternative Investment Analyst (CAIA) and Financial Risk Manager (FRM) designations. Mr. Chelo’s extensive experience in the investment industry gives him a strong understanding and insight into the challenges and issues facing the Fund.

16

Matthew S. Crouse

has served as a portfolio manager at Western Investment since February 2003. From January 2002 to January 2003, he served as the Manager of Market Risk Control for Duke Energy, a utility company with an affiliated real estate operation. From June 2000 to December 2001, he served as Manager/Director of Research for The New Power Company, a retail energy supplier. Mr. Crouse received a Ph.D. in Electrical Engineering from Rice University and a Masters of Business Administration from the University of Houston. Mr. Crouse is also a CFA charterholder. Mr. Crouse's experience as a portfolio manager at Western Investment and his investment experience have given him a strong understanding and insight into the challenges and issues facing the Fund.

17

Robert H. Daniels

Emeritus Professor of Accounting at San Francisco State University, where he has taught Tax and Business Law courses since 1983 and has served as acting Department Chair, Director of the Graduate Tax Program and member of the University Budget Committee. Mr. Daniels' research interests include the problem of tax complexity and the prospects for simplification. Mr. Daniels also currently manages his own private tax consulting practice and has been a practicing California attorney since 1973. Mr. Daniels received his B.A. from Harvard College, with honors, a J.D. from Harvard Law School and his LLM in Taxation from Golden Gate University. Mr. Daniels' extensive accounting and tax knowledge and research and academic experience will provide valuable insight to the Board. Mr. Daniels has thirty years of experience as an investor in closed-end funds.

18

Gregory R. Dube

founder of Roseheart Associates ("Roseheart"), a private company that invests in securities and real estate, and has served as managing member and Chairman since its inception in 1997. From 1998 to 2002, Mr. Dube was at Alliance Capital, where he served as the head of the Global High Yield Group from 1999 to 2002. Before joining Alliance Capital, Mr. Dube was a partner at Donaldson, Lufkin & Jenrette, responsible for the Tax-Exempt Capital Markets Division. Mr. Dube has an extensive background in the credit securities markets, including experience with trading and selling credit instruments, including corporate, high-yield, private placement, mortgage, Euro and distressed debt and derivatives. Mr. Dube currently serves on the Advisory Committee of New England Realty Associates Limited Partnership (AMEX:NEN), a partnership engaged in the business of acquiring, developing, holding for investment, operating and selling real estate, and as a member of the executive committee of Navigare Partners, LLC. Mr. Dube received his A.B. from Harvard College and was a Rhodes Scholar Nominee. Mr. Dube's extensive investment experience, background in the credit securities markets and public board experience provides unique insight to the challenges and issues facing the Fund.

19

Arthur D. Lipson

has been managing private investment partnerships since 1995. He has been the sole managing member of Western Investment, which has acted as the general partner, managing member or investment manager, as the case may be, of private investment partnerships in certain funds since 1997. Western Investment specializes in investing in undervalued companies. Mr. Lipson has additional substantial experience in sales and trading and research, including previously heading all fixed income research for Lehman Brothers and for Paine Webber, was a known leader in the industry, and created, among other things, the Lehman Brothers bond indices. From 2007 to 2008, Mr. Lipson served as a director of Pioneer Municipal and Equity Income Trust ("PBF"), during which time Mr. Lipson oversaw the elimination of a 17% discount to PBF's net asset value and the merger of PBF into Pioneer Tax Free Income Fund, an open-end fund. Mr. Lipson received a Masters of Science from Columbia University and a Bachelors of Science from the California Institute of Technology. Mr. Lipson's extensive investment experience, particularly with respect to closed-end funds, gives him strong insight into the challenges and issues facing the Fund.

20

William J. Roberts

has served as a Board Member of the League of Conservation Voters since 1990 and as its Chair since 2003. From 1990 to 1996, Mr. Roberts served as the Legislative Director of the Environmental Defense Fund ("EDF"). He served as EDF's Strategic Communications Director from 1996 to 1998. Mr. Roberts also served as the President and Executive Director of the Beldon Fund, a non-profit organization dedicated to supporting nonprofit advocacy organizations in building a national consensus to achieve and sustain a healthy planet, from 1998 to 2008. Mr. Roberts currently serves as the Director of U.S. Advocacy for the Atlantic Philanthropies (USA) Inc., a collection of charities operating in seven countries. Mr. Roberts has a Bachelors and Masters degree in Economics from Yale University and a J.D. from the University of Chicago. Mr. Roberts' management and board experience will provide valuable insight to the Board.

21

Richard A. Rappaport

has been an attorney with Cohne, Rappaport & Segal, P.C., a Utah law firm, since 1975. Mr. Rappaport's area of practice is concentrated in real estate, including real estate finance, real estate related litigation, mortgage loans, municipal revenue bond, real estate development, and commercial and business litigation. Prior to commencing his private practice, Mr. Rappaport also served as a law clerk to the Honorable John W. Oliver, Federal District Judge, in the Western District of Missouri. Mr. Rappaport received an A.B. degree from Columbia College and his J.D. from Columbia Law School. Mr. Rappaport's background will provide valuable experience and insight with respect to the corporate governance issues and other challenges facing the Fund.

22

Robert A. Wood

is an Emeritus Professor of Finance at the University of Memphis, where he had served as a Distinguished Professor of Finance from 1990 through 2008. Professor Wood previously taught at Penn State University and New York University. His education includes a Ph.D. in Finance from the University of Pittsburgh, a Masters in Operations Research from Stanford University, and a Bachelors in Economics from the University of Washington. He was a member of the Presidential Task Force on Market Mechanisms (The Brady Commission) that studied the market crash in 1987, and a founding member of the NASD Economic Advisory Board. Professor Wood is the founder and Executive Director of the Institute for the Study of Security Markets, a nonprofit Educational Foundation that promotes securities markets research by providing transactions data to academic institutions. Professor Wood's academic and financial background provides unique insight into the corporate responsibility and corporate governance issues and other challenges facing the Fund.

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VOTE THE GOLD PROXY

VOTE FOR THE SLATE THAT IS COMMITTED TO THE REALIZATION OF FAIR VALUE THROUGH CORPORATE DEMOCRACY.

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Appendix - United States Senate Bill 3217

- **SEC. 14B** `(a) Corporate Governance Standards-
- `(2) COMMISSION RULES ON ELECTIONS- In an election for membership on the board of directors of an issuer--
- `(B) that is contested, if the number of nominees exceeds the number of directors to be elected, **each director shall be elected by the vote of a plurality of the shares represented at a meeting** and entitled to vote'

25

Appendix

June 6, 2008

BY FAX AND FEDERAL EXPRESS

Members of the Board:

Western Investment LLC ("Western Investment"), together with its affiliates, is a significant stockholder of DWS Global Commodities Stock Fund, Inc. (the "Fund"), owning an aggregate of approximately 1.9 million shares of common stock (approximately 9.1%) of the Fund. As significant stockholders of the Fund, we are concerned that the Board of Directors is not adequately addressing the Fund's continued, excessive discount to its Net Asset Value ("NAV") and is ignoring its responsibility to maximize stockholder value. It is for this reason that we felt it necessary to submit nominations on behalf of our four highly qualified director nominees for election at the Fund's 2008 annual meeting of stockholders.

As the sixth and final of the Fund's required semi-annual tender offers approaches, we ask the members of the Board to consider whether sufficient action has been taken to address the Fund's continued and excessive discount to NAV. The Fund has been required to initiate a tender offer in each of the previous five semi-annual periods due to its excessive discount to NAV. Significantly, each of these 5% tender offers has been vastly oversubscribed, with the last four having approximately 60% of the Fund's outstanding shares being tendered, resulting in stockholders being able to sell less than 10% of their shares in any single tender offer. Furthermore, the 5% tender offers have had little effect on the Fund's discount to NAV. In fact, the Fund was trading at a discount to NAV in excess of 15% as recently as May 15, 2008. We note that the Fund has frequently been in the bottom 1% of all closed-end funds in terms of discount to NAV.

We believe the Board's initial attempt to address the Fund's persistent discount to NAV was a step in the right direction. However, in light of the failure of the semi-annual 5% tender offers to reduce the Fund's NAV discount, the Board's failure to take decisive action would be disheartening. We were particularly disappointed to read in the Fund's recent press release that "there can be no assurance, however, that the Board will authorize any additional tenders, share repurchases or any other action." In the face of such clear and overwhelming stockholder demand for cash at close to NAV in lieu of the Fund's shares, we feel there is a compelling need for significant further action.

28

Appendix (cont)

We believe the Board should acknowledge this sixth tender offer for what it is – a referendum on the Fund's status. We have read your press release of May 27, 2008 and call upon the Board to treat the results of the scheduled upcoming tender offer as a referendum on the future of the Fund. The tender by holders of 50% or more of the Fund's outstanding shares should send the clear message to the Board of shareholder dissatisfaction with the status quo, and the call for the Board to take decisive action to address the Fund's continuing and substantial discount to NAV. It seems reasonable to us, and in fact likely, that a slate of nominees offering shareholders the option of receiving full value for their shares would receive a similar majority.

The Board has a duty to stockholders to seriously consider all options to address the Fund's discount to NAV, including, among other things, converting to an exchange-traded fund ("ETF") or exchange-traded notes ("ETN"), conducting larger tender offers, or open-ending the Fund. As you know, ETFs and ETNs offer a variety of benefits to investors, including a high level of liquidity and transparency of holdings. Consider, for example, the dramatic growth of ETFs in the market, with funds such as the Gold ETF (NYSE:GLD) having a market cap in excess of $17 billion and daily trading volume near 12 million shares. The fact that an excessive discount has persisted for years despite strong NAV performance and repeated tenders strongly implies that the illiquid closed-end fund structure is not the correct structure for an investment in the highly volatile commodity sector. As noted above, investments that have proven to have strong market acceptance is this area are ETNs and ETFs. Deutsche Bank has been a leader in the area of commodity ETNs. We believe that conversion of GCS to an ETN would be well received and solidify this leadership position, liquidity would be enhanced for GCS stockholders and likely as well for the entire ETN complex. If the current Board is unwilling to consider such measures, stockholders should be given a chance to elect directors who will.

We hope that the Board is considering the issues we have raised, as well as affirmative actions that will respond to the clear majority of stockholder's desire to obtain full and fair value for their shares, and respectfully request that we be given the opportunity to discuss these matters further directly with the Board. We look forward to your response.

Very truly yours,WESTERN INVESTMENT LLCBy: Arthur D. LipsonName: Arthur D. LipsonTitle: Managing Member

29

Appendix

July 17, 2008 PRESS RELEASE

DWS GLOBAL COMMODITIES STOCK FUND, INC. (NYSE:GCS) TENDER OFFER OVERSUBSCRIBED BY AN OVERWHELMING NUMBER OF SHAREHOLDERS

Demonstrates Support For Western Investment's Calls For Immediate Action By GCS Board to Reduce NAV Discount

New York, NY – July 17, 2008 – DWS Global Commodities Stock Fund, Inc. (NYSE:GCS) recently announced that its tender offer to purchase up to 5% of its outstanding shares at 98% of net asset value had been oversubscribed by an overwhelming number of shareholders. The tender offer was the sixth and final in GCS's program of tender offers for GCS's common stock, which have taken place for six consecutive semi-annual periods, beginning December 2005. The investment manager of GCS is Deutsche Investment Management Americas Inc., an indirect, wholly owned subsidiary of Deutsche Bank AG (NYSE: DB).

Art Lipson, the managing member of Western Investment LLC ("Western Investment"), commenting on the results of the tender offer stated, "We are not surprised that shareholders tendered over 62.5% of the shares outstanding, the most of any of GCS's six tender offers. It is clear that a considerable majority of shareholders agree with Western Investment that immediate action needs to be taken to address GCS's excessive and persistent discount to net asset value. Shareholders are not content with the status quo. Management and the Board must realize they have a responsibility to listen to shareholders, the true owners of GCS, and consider all actions to reduce the NAV discount, including, among other things, converting to an exchange-traded fund or exchange-traded note, or as a last resort, open-ending or liquidating GCS."

Mr. Lipson continued, "If management and the Board act in a responsible manner to address the issues facing GCS, Western Investment will work together with them. However, as we have previously stated, if they do not act promptly to increase shareholder value, Western Investment will consider all options including electing new directors more responsive to shareholders or replacing the investment manager."

Western Investment, together with its affiliates, is the largest shareholder of GCS, beneficially owning approximately 9.7% of GCS.

30

Appendix

GCS TENDER RESULTS:

NEWYORK, July 18, 2008 — DWS Global Commodities Stock Fund, Inc. (NYSE:GCS) announced today that, in accordance with its tender offer for up to 5% of its issued and outstanding shares of common stock, which expired on July 14, 2008, the Fund has accepted, after adjusting for fractional shares in accordance with the terms of the offer, 1,004,832 properly tendered shares at a price per share equal to 98% of the net asset value as of the close of the regular trading session on the New York Stock Exchange on July 15, 2008. Approximately 12,571,144 shares of common stock, or approximately 62.55% of the Fund's common stock outstanding, were tendered through the stated expiration date. Under the final pro-ration calculation, 7.993162% of the tendered shares were properly tendered and accepted for payments. The shares accepted for tender will receive cash at a repurchase offer price of $20.73 which is equal to 98% of the Fund's net asset value on July 15, 2008.

NEWYORK, NY, February 12, 2008 — DWS Global Commodities Stock Fund, Inc. (NYSE:GCS) announced today that, in accordance with its tender offer for up to 5% of its issued and outstanding shares of common stock, which expired on February 6, 2008, the Fund has accepted, after adjusting for fractional shares in accordance with the terms of the offer, 1,057,718 properly tendered shares at a price per share equal to 98% of the net asset value as of the close of the regular trading session on the New York Stock Exchange on February 7, 2008. Approximately 12,595,892 shares of common stock, or approximately 59% of the Fund's common stock outstanding, were tendered through the stated expiration date. Under the final pro-ration calculation, 8.397365% of the tendered shares were properly tendered and accepted for payments. The shares accepted for tender will receive cash at a repurchase offer price of $17.81 which is equal to 98% of the Fund's net asset value on February 7, 2008.

NEWYORK, NY, July 23, 2007 — DWS Global Commodities Stock Fund, Inc. (NYSE:GCS) announced today that, in accordance with its tender offer for up to 5% of its issued and outstanding shares of common stock, which expired on July 17, 2007, the Fund has accepted, after adjusting for fractional shares in accordance with the terms of the offer, 1,113,387 properly tendered shares at a price per share equal to 98% of the net asset value as of the close of the regular trading session on the New York Stock Exchange on July 18, 2007. Approximately 13,753,961 shares of common stock, or approximately 62% of the Fund's common stock outstanding, were tendered through the stated expiration date. Under the final pro-ration calculation, 8.09499% of the tendered shares were properly tendered and accepted for payments. The shares accepted for tender will receive cash at a repurchase offer price of $21.80 which is equal to 98% of the Fund's net asset value on July 18, 2007.

NEW YORK, NY, February 6, 2007 — DWS Global Commodities Stock Fund, Inc. (NYSE:GCS) announced today that, in accordance with its tender offer for up to 5% of its issued and outstanding shares of common stock, which expired on January 31, 2007, the Fund has accepted, after adjusting for fractional shares in accordance with the terms of the offer, 1,171,987 properly tendered shares at a price per share equal to 98% of the net asset value as of the close of the regular trading session on the New York Stock Exchange on February 1, 2007. Approximately 14,091,218 shares of common stock, or approximately 60% of the Fund's common stock outstanding, were tendered through the stated expiration date. Under the final pro-ration calculation, 8.31717% of the tendered shares were properly tendered and accepted for payments. The shares accepted for tender will receive cash at a repurchase offer price of $17.445 which is equal to 98% of the Fund's net asset value on February 1, 2007.

NEWYORK, NY, June 5, 2006 — DWS Global Commodities Stock Fund, Inc. (NYSE:GCS) announced today that, in accordance with its tender offer for up to 5% of its issued and outstanding shares of common stock, which expired on May 30, 2006, the Fund has accepted, after adjusting for fractional shares in accordance with the terms of the offer, 1,233,669 properly tendered shares at a price per share equal to 98% of the net asset value as of the close of the regular trading session on the New York Stock Exchange on May 31, 2006. Approximately 14,528,858 shares of common stock, or approximately 59% of the Fund's common stock outstanding, were tendered through the stated expiration date. Under the final pro-ration calculation, 6.33767% of the non-odd lot shares were tendered and accepted for payments. The shares accepted for tender will receive cash at a repurchase offer price of $18.875 which is equal to 98% of the Fund's net asset value on May 31, 2006.

NEWYORK, NY, January 30, 2006 — Scudder Global Commodities Stock Fund, Inc. (NYSE:GCS)) announced today that, in accordance with its tender offer for up to 5% of its issued and outstanding shares of common stock, which expired on January 24, 2006, the Fund has accepted, after adjusting for fractional shares in accordance with the terms of the offer, 1,298,599 properly tendered shares at a price equal to 98% of the net asset value on the next business day after the offer expired. Approximately 13,665,546 shares of common stock, or approximately 53% of the Fund's common stock outstanding, were tendered through the stated expiration date. Under the final pro-ration calculation, 9.2602% of the non-odd lot shares were tendered and accepted for payments. The shares accepted for tender will receive cash at a repurchase offer price of $18.099 which is equal to 98% of the Fund's net asset value on January 25, 2006.

31

March 5, 2010

Via Email, Fax and First-Class Mail
Michael Clark
Head of DWS Investments Mutual Fund Board Relations
President, DWS Global Commodities Stock Fund, Inc.
345 Park Avenue
New York, NY 10154
Email:  michael .clark@db.com
Fax:  212-454-7171

W. Douglas Beck, Managing Director
Head of DWS Investments Product Management
DWS Scudder Distributors, Inc.
345 Park Avenue
New York, NY 10154
Email:  doug.beck@db.com
Fax:  212-454-7171

Re:  DWS Global Commodities Stock Fund, Inc.

Dear Mr. Clark and Mr. Beck:

You called me this week and told me the GCS board of directors will meet next week.  You asked me if I have anything to communicate to you.

I do.  At the risk of repetition of what I’ve told your board several times before, here is my message.

Your board reacted to the mandate of GCS owners, at the 2008 annual meeting, where stockholders voted by a margin of 64% - 36% to replace Deutsche’s “house” directors, by taking the company hostage since then.  Your board not only ignored, without any response, my repeated written requests to amend GCS’ by-laws to eliminate majority voting i n contested elections, they’ve completely suspended the stockholder voting process for the past 16+ months.  Not holding an annual stockholders meeting in 2009 was arrogant and illegal.  Holding onto control this way better befits a Banana Republic junta that won’t risk loss of power through democratic elections, than a board of directors of an American publicly-traded fund.

GCS’ majority vote rule for contested elections is an affront to stockholder democracy.  Face it.  You lost the last election by an almost 2-1 margin.  Yet you use this majority vote gimmick to thwart the stockholders’ will.  In 1993, Rudy Guiliani succeeded the incumbent, David Dinkins, as mayor of New York when Giuliani won 930,236 votes to Dinkins’ 876,869.  Neither candidate received the votes of a majority of New York’s more than five million eligible voters. Under your majority vote rule, David Dinkins would have remained the mayor of NYC, probably for life! That is essentially how your board intends to perpetuate its incumbency.

March 5, 2009

As if that were not enough, your board recently adopted a blatantly illegal shareholder vote sterilization rule, which is clearly aimed at thwarting the ability of my stockholder group or any other stockholders who might otherwise be able to acquire enough stock, to vote to overcome the near-certain entrenchment effect of your majority vote rule.

Then, your board announced on January 20, 2010 that you had decided to fundamentally change GCS’ investment objective, the character of its investments, its portfolio manager and its name, solely by vote of your unelected holdover board and without first submitting these fundamental changes for a vote of approval from stockholders.

To sum up my message, you are headed toward a proxy contest in 2010 which you will almost certainly lose again.  More likely than not, the election will – by your board’s premeditated design – “fail” once again due to the majority vote rule, whereupon the Deutsche “house” directors will continue to claim the right to cling to their seats as “holdovers” and continue to do Deutsche’s bidding.  Holdovers, like leftovers, spoil over time and emit a noxious smell.  That pretty well describes your board, where 9 of 13 seats were last filled by stockholder votes (really by broker discretionary votes) i n uncontested elections i n 2005 and 2006.

Your board would rather see GCS destroyed than allow anyone other than themselves, and their patron, Deutsche, run it.  Their attitude boils down “to hell with what stockholders want; we will cede control only when a court seizes it from our clutches.”  Unfortunately, unless you allow the owners of the Fund to truly decide who will manage it, via a fair election with no incumbent – entrenchment majority vote rule, your board leaves us with little choice other than to have the Fund’s future decided by the courts.

Very truly yours, WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
Arthur D. Lipson

WESTERN INVESTMENT LLC
7050 S. Union Park Center, Suite 590
Midvale, Utah 84047

March 20, 2009

BY FEDERAL EXPRESS
Board of Directors
DWS Global Commodities Stock Fund, Inc.
345 Park Avenue
New York, New York 10154

Members of the Board:

As you are aware, Western Investment LLC (“Western Investment”), together with its affiliates, is a significant stockholder of DWS Global Commodities Stock Fund, Inc. (“GCS”), owning an aggregate of 2,366,283 shares of common stock (approximately 13.25%) of GCS.  At GCS’s 2008 Annual Meeting of Stockholders, we nominated a slate of candidates for election as trustee, and our nominees received a substantial majority of the votes cast at the meeting, as indicated below.

	Number of Votes:
Incumbents	For	Withheld
Paul K. Freeman	3,640,076	151,622
William McClayton	3,637,668	154,030
William N. Searcy, Jr.	3,636,797	154,901
Robert H. Wadsworth	3,643,328	148,370
Rebecca W. Rimel	3,635,494	156,204
Western Nominees
Arthur D. Lipson	6,814,261	101,679
William J. Roberts	6,814,972	100,968
Gary Schlarbaum	6,816,294	99,646
Robert A. Wood	6,815,972	99,968
Matthew S. Crouse	6,815,972	99,968

In seeking election, our nominees took the position that immediate’ action was needed to address GCS’s excessive and persistent discount to Net Asset Value (“NAV”), including, among other things, possibly converting to an exchange-traded fund or exchange-traded note, or as a last resort, open-ending or liquidating GCS.  The vote at the 2008 Annual Meeting thus represented a referendum on GCS’s future.  The results clearly demonstrate that stockholders believe that eliminating the discount to NAV was a priority.

In almost every corporate setting, the candidates receiving the majority of the votes at a duly called meeting prevail, and are afforded an opportunity to implement the wishes of stockholders.  Not so at GCS.  According to GCS’s Bylaws, directors can only be elected by the affirmative vote of the majority of the outstanding shares.  As a result of this provision, the challenger must obtain an absolute majority of the outstanding shares, or the incumbent remains in office.  At the 2008 annual meeting, this led to the perverse result that the loser of the vote, the incumbent directors, remained in control of GCS.  The incumbents have since maintained the status quo, thwarting the stockholders’ will.

As significant stockholders of GCS, we continue to be alarmed by the Board’s failure to address GCS’s persistent and excessive discount to its NAV.  This failure is a textbook example of a Board ignoring its responsibility to maximize stockholder value.  The fact that the Board’s conduct is in direct contradiction to the will of stockholders, as expressed at the 2008 Annual Meeting, makes the matter even more appalling.  For this reason, we intend to submit nominations for election to the Board at the 2009 annual meeting (the “2009 Annual Meeting”) as soon as permitted by GCS’s Bylaws, and to file solicitation materials with the Securities and Exchange Commission in furtherance of their election.

Due to GCS’s incumbent-protective Bylaws, stockholders may be disenfranchised a second time at the 2009 Annual Meeting.  We are therefore calling on GCS to immediately amend its Bylaws to conform to corporate norms and provide that, in a contested election, directors are to be elected by a majority of votes cast at the meeting.  The current voting standard serves no other function than to entrench the members of the Board and to deprive stockholders of their ability to have their interests represented.

If GCS does not amend its Bylaws before the 2009 Annual Meeting, there is a strong chance that stockholders will fail to elect directors for the second year in a row.  Such a deadlock would have serious repercussions for GCS, would result in an additional year where no directors were elected, and would be to the severe detriment of stockholders.  The Board should act to prevent such a deadlock.  Its failure to do so will speak volumes about the Board’s willingness to engage in oppressive conduct.  GCS’s failure to amend its Bylaws prior to the 2009 Annual Meeting will likely result in the continued disenfranchisement of stockholders for a second year in a row.  We look forward to your response.

Very truly yours, WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
	Name:	Arthur D. Lipson
	Title:	Managing Member

2

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Western Investment LLC (“Western Investment”), together with the other Participants (as defined below) named herein, intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of nominees at the annual meeting of stockholders of DWS Enhanced Commodity Strategy Fund, Inc., a Maryland corporation (the “Fund”).

WESTERN INVESTMENT STRONGLY ADVISES ALL STOCKHOLDERS OF THE FUND TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF DEFINITIVE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST.

The participants in the solicitation are anticipated to be Western Investment, a Delaware limited liability company, Western Investment Hedged Partners L.P., a Delaware limited partnership (“WIHP”), Western Investment Activism Partners LLC, a Delaware limited liability company (“WIAP”), Western Investment Total Return Partners L.P., a Delaware limited partnership (“WITRP”), Western Investment Total Return Fund Ltd., a Cayman Islands corporation (“WITRL”), Arthur D. Lipson (“Mr. Lipson,” and together with Western Investment, WIHP, WIAP, WITRP and WITRL, the “Western Entities”), Benchmark Plus Partners, L.L.C., a Delaware limited liability company (“BPP”), Benchmark Plus Institutional Partners, L.L.C., a Delaware limited liability company (“BPIP”), Benchmark Plus Management, L.L.C., a Delaware limited liability company (“BPM”), Scott Franzblau (“Mr. Franzblau”), Robert Ferguson (“Mr. Ferguson,” and together with BPP, BPIP, BPM and Mr. Franzblau, the “Benchmark Entities”), Neil Chelo (“Mr. Chelo”), Matthew S. Crouse (“Mr. Crouse”), Robert H. Daniels (“Mr. Daniels”), Gregory R. Dube (“Mr. Dube”), Richard A. Rappaport (“Mr. Rappaport”), William J. Roberts (“Mr. Roberts”), Professor Robert A. Wood (“Professor Wood”) and Lynn D. Schultz (“Ms. Schultz,” and collectively with the Western Entities, the Benchmark Entities, Mr. Chelo, Mr. Crouse, Mr. Daniels, Mr. Dube, Mr. Hellerman, Mr. Rappaport, Mr. Roberts and Professor Wood, the “Participants”).

As of the date of this filing, WIHP, WIAP, WITRP and WITRL beneficially owned 530,570, 530,328, 531,032 and 529,909 Shares, respectively.  As the managing member of WIAP, the investment manager of WITRL and the general partner of each of WIHP and WITRP, Western Investment may be deemed to beneficially own the 2,121,839 Shares owned in the aggregate by WIHP, WIAP, WITRP and WITRL, in addition to the 1,337.24 Shares it holds directly.  As the managing member of Western Investment, Mr. Lipson may be deemed to beneficially own the 2,123,176.24 Shares beneficially owned by Western Investment, in addition to the 19,275 Shares he owns directly.  As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Western Entities may be deemed to beneficially own the 891,520.1 Shares owned by the other Participants.  The Western Entities disclaim beneficial ownership of such Shares.

As of the date of this filing, BPIP and BPP beneficially owned 456,903 and 433,080 Shares, respectively.  As the managing member of BPIP and BPP, BPM may be deemed to beneficially own the 889,983 Shares owned in the aggregate by BPIP and BPP.  As managing members of BPM, Messrs. Franzblau and Ferguson may be deemed to beneficially own the 889,983 Shares beneficially owned by BPM.  As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Exchange Act, the Benchmark Entities may be deemed to beneficially own the 2,143,988.34 Shares owned by the other Participants.  The Benchmark Entities disclaim beneficial ownership of such Shares.

As of the date of this filing, Mr. Daniels directly owned 1,437.1 Shares.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Exchange Act, Mr. Daniels may be deemed to beneficially own the 3,032,534.24 Shares beneficially owned in the aggregate by the other Participants.  Mr. Daniels disclaims beneficial ownership of such Shares.

As of the date of this filing, Ms. Schultz directly owned 100 Shares.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Exchange Act, Ms. Schultz may be deemed to beneficially own the 3,033,871.34 Shares beneficially owned in the aggregate by the other Participants.  Ms. Schultz disclaims beneficial ownership of such Shares.

None of Messrs. Chelo, Crouse, Dube, Rappaport or Roberts or Professor Wood directly owns any Shares.  As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Exchange Act, each of Messrs. Chelo, Crouse, Dube, Rappaport and Roberts and Professor Wood may be deemed to beneficially own the 3,033,971.34 Shares beneficially owned in the aggregate by the other Participants.  Each of Messrs. Chelo, Crouse, Dube, Rappaport and Roberts and Professor Wood disclaims beneficial ownership of such Shares.